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                                                                Exhibit 99.2


                       BAY APARTMENT COMMUNITIES, INC.

                       1,000,000 Shares of Common Stock

                        Offered in Connection with the

                       BAY APARTMENT COMMUNITIES, INC.
               1996 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

           THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                     SECURITIES THAT HAVE BEEN REGISTERED
                       UNDER THE SECURITIES ACT OF 1933

        The information set forth herein relates to an aggregate of 1,000,000 shares of common stock,par value $0.01 per share ("Common Stock"), of Bay Apartment Communities, Inc. (the "Company"), which have been reserved for issuance to employees and directors of the Company or its subsidiaries under the Bay Apartment Communities, Inc. - 1996 Non-Qualified Employee Stock Purchase Plan (the "Plan") and interests in such Plan. The information contained herein also relates to such additional shares of Common Stock as may be issuable under the Plan in the event of a stock dividend, stock-split, split-up, recapitalization or other similar event. See "Administration of the Plan."

        The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "BYA".

        The date of this Plan Information Statement is June 26, 1996.






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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company has filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares described herein (the "Registration Statement"). For further information, reference is made to the Registration Statement, including the documents incorporated by reference therein, which documents are also incorporated by reference in the Prospectus under the Securities Act. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

         The Company will provide without charge to each participant in the Plan, on the written or oral request of such person, a copy of (i) any or all of the documents which have been or may be incorporated by reference in Item 3 of the Registration Statement relating to the shares described herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents, including, without limitation, the Company's annual report on Form 10-K and the Company's quarterly reports for the current fiscal year and (ii) any other documents required to be delivered to participants pursuant to Rule 428(b) under the Securities Act. Requests for such copies, as well as additional information about the Plan and its administrators, should be directed to: Chief Financial Officer, Bay Apartment Communities, Inc., 4340 Stevens Creek Boulevard, Suite 275, San Jose, CA 95129
(Tel.#408-983-1500).

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the statement contained herein to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of the information contained herein, except as so modified or superseded.


                             DESCRIPTION OF THE PLAN

THE PLAN


         The Plan was adopted by the Board of Directors on October 29, 1996 and became effective as of such date (the "Effective Date"). The Plan was subsequently amended and restated on April 25, 1997, and such amendments became effective retroactively as of October 29, 1996. The aggregate maximum number of shares available for purchase under the Plan is 1,000,000 shares of Common Stock, subject to adjustments for changes in the Company's capitalization.



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         The Plan is not subject to the provisions of the Employee Retirement
Income Security Act of 1974 and is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is governed by Maryland law except to the extent such law is preempted by federal law.

PURPOSE

         The purpose of the Plan is to provide eligible employees and directors of the Company and certain of its subsidiaries with opportunities to purchase shares of Common Stock, upon favorable terms, directly from the Company.

ADMINISTRATION OF THE PLAN

         The Plan provides that it may be administered by the Board of Directors of the Company or by a committee (the "Committee") appointed by the Board of Directors. The Plan is currently administered by the Compensation Committee of the Board of Directors, the members of which are listed in the Appendix to this Plan Information Statement. Subject to the terms of the Plan, the Board of Directors or the Committee has authority to make rules and regulations for the administration of the Plan; its interpretations and decisions with regard thereto shall be final and conclusive. The Committee has appointed American Stock Transfer and Trust Company, New York, New York as its agent in administering the Plan.

         In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Committee to give proper effect to such event.

         All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

PURCHASE PERIODS

         The Plan provides for a series of "Purchase Periods." A Purchase Period is a period of six months beginning each January 1 and July 1 and ending each June 30 and December 31, respectively. The initial Purchase Period will begin on January 1, 1997 and will end on June 30, 1997. Eligible employees and directors may contribute to the Plan during a Purchase Period and purchase Common Stock at the end thereof.


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ELIGIBILITY

         All full-time employees of the Company, and all full-time employees of subsidiaries and affiliates of the Company designated by the Committee from time to time and listed in the Appendix to this Plan Information Statement (a "Participating Employer"), are eligible to participate in any one or more of the Purchase Periods under the Plan, provided that as of the last day of the applicable Election Period (as defined below) they have been employed by the Company or a Participating Employer for at least one month. All other employees of the Company and the Participating Employers are eligible to participate, provided that as of the applicable Election Period they have performed one "year of service," defined as any twelve-month period beginning on their first day of employment or any anniversary thereof in which they are credited with at least 1,000 hours of service. All non-employee directors of the Company are eligible to participate in any one or more of the Purchase Periods under the Plan, provided that as of the last day of the applicable Election Period they have been members of the Board of Directors of the Company for at least one month.

PARTICIPATION IN PURCHASE PERIODS

         Eligible employees and directors may elect to participate in the Plan by completing and submitting an election form to the Plan Administrator any time during the Election Period, which starts one month before the first day of the Purchase Period and ends one month after the first day of the Purchase Period. The form will state a specific dollar amount or a percentage of compensation to be deducted from the participant's compensation each pay period (which amount shall be at least $10.00 per pay period) during such Purchase Period. Eligible employees and directors may also indicate on the election form whether or not they plan to make additional cash contributions. Cash contributions may be made at any time, but must be completed before the end of the Purchase Period. The election form will also authorize the purchase of Common Stock under the Plan and, if the participant elects, will authorize the delivery of certificates representing the shares purchased to the participant and specify the name or names in which such stock certificates are to be issued (see "Delivery of Shares"). The maximum contribution that a participant may make during a calendar year is $100,000.

         The Company or its agent will maintain book accounts showing the amount of cash contributions and payroll deductions made by each participant for each Purchase Period. No interest will accrue on any contributions to the Plan.

PAYROLL DEDUCTION CHANGES; WITHDRAWAL FROM PLAN

         A participant may increase, reduce or stop his payroll deductions at any time during a Purchase Period by filing an amended election form with the Plan


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Administrator.  Such a change will be effective as soon as practicable after the
Plan Administrator receives the amended election form.

         A participant may withdraw all or any part of the contributions credited to his account for the Purchase Period by delivering an amended election form to the Plan Administrator on or before the last day of such Purchase Period. The participant's withdrawal will be effective as of the day the Plan Administrator receives the amended election form. Following a participant's complete withdrawal, the Company will promptly refund to him his entire account balance under the Plan.

PURCHASE OF STOCK

         If an eligible employee or director continues to be a participant in the Plan through the end of the Purchase Period, the accumulated cash contributions and payroll deductions credited to his account during such Purchase Period shall be applied in full to purchase whole and fractional shares of Common Stock at the applicable Purchase Price. The purchase price for each share purchased during a Purchase Period will be 85% of the Closing Price for a share of Common Stock on the first day of the Purchase Period or the last day of the Purchase Period, whichever is less. For these purposes, the "Closing Price" means the closing price of the Common Stock as reported on the New York Stock Exchange on a given day or, if no sales of Common Stock were made on that day, the last reported sale price of the Common Stock on the next preceding day on which sales were made.

         If the remaining shares of Common Stock reserved for the purposes of the Plan are insufficient to satisfy all purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of cash contributions and payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock at the end of such Purchase Period. Any excess contributions will be refunded to the participants.

         The Company will issue to each participant after the end of each Purchase Period a statement showing the total amount of cash contributions and payroll deductions credited during such Purchase Period and the total number of shares of Common Stock purchased by such employee or director in such Purchase Period.

REQUIRED HOLDING PERIOD

         As a condition of participating in the Plan, each Participant agrees that after acquiring shares of Common Stock pursuant to the Plan, such shares of Common Stock will not be sold, transferred or otherwise disposed of by such Participant within six (6) months of the date of such purchase without the prior written consent of the Company. Any request for such consent shall be made in writing addressed to the Company at the following address: 4340 Stevens Creek Blvd., Suite 275, San Jose, California 95129, Attention: Chief Financial Officer.




DELIVERY OF SHARES

         Unless requested by the participant, certificates for shares of Common Stock purchased under the Plan will not be issued. Shares will be held by the Company or an agent of the Company and the number of shares credited to a participant's account under the Plan will be shown on the participant's statement. Certificates for any number of whole shares credited to a participant's account under the Plan will be issued upon the written request of a participant on an election form. The remaining


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whole shares and fractional shares, if any, will continue to be credited to the participant's account. Certificates may be issued in the name of the participant, or in the name of the participant and another person of legal age as joint tenants with rights of survivorship. Shares may be issued from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

NON-ASSIGNMENT OF INTEREST; LIENS

         A participant's rights under the Plan may not be transferred other than by will or the laws of descent and distribution, and are exercisable during the participant's lifetime only by the participant. A participant's rights under the Plan and shares credited to the account of a participant under the Plan may not be pledged. A participant may pledge shares that have been issued in his name. There is no provision under the Plan, or pursuant to any contract in connection therewith, that would permit any person to create a lien on any participant's account.

RIGHTS ON RETIREMENT, DEATH OR OTHER TERMINATION OF EMPLOYMENT

         If a participant's employment or status as a member of the Board of Directors terminates for any reason during a Purchase Period, no payroll deduction will be taken from any compensation due and owing to the participant and the balance in the participant's account and any shares of stock held by the Company due to prior purchases under the Plan will be paid to the participant or, in the case of the participant's death, to the participant's designated beneficiary. An eligible employee also will be deemed to have terminated employment, for this purpose, if the corporation that employs the employee ceases to be a Participating Employer or if the employee is transferred to any corporation other than the Company or a Participating Employer.

DISPOSITION OF STOCK

         Once the stock certificate has been issued to a participant, the participant may sell, pledge, transfer, hypothecate or otherwise dispose of his or her shares of Common Stock acquired pursuant to the Plan in any manner permitted under federal and state securities laws.

         The Registration Statement relating to the shares described herein does not apply to reoffers or resales by "affiliates" of the Company of shares of Common Stock acquired by them under the Plan. Rule 405 under the Securities Act provides that an "affiliate" of the Company is "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" the Company. Affiliates must effect such reoffers or resales either pursuant to an exemption from registration under the Securities Act (such as an exemption obtained through compliance with Rule 144) or pursuant to a separate prospectus covering such


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reoffer or resale.  Persons who are not affiliates of the Company generally are entitled to make such reoffers or resales without restrictions.

         In addition, every person who is directly or indirectly the beneficial owner of more than ten percent (10%) of the outstanding shares of Common Stock, every director and every person who is an officer (within the meaning of Rule 16a-1) of the Company or, in certain circumstances, a subsidiary of the Company, is subject to Sections 16(a) and 16(b) of the Exchange Act, which provide for, respectively, (i) the reporting to the Securities and Exchange Commission of purchases and sales of the equity and derivative securities of the Company, and
(ii) the recovery of the difference between the prices of any purchase and sale or any sale and purchase of an equity or derivative security of the Company within a six-month period, without regard to offsetting losses, unless such purchase or sale is exempt. The rules are applied mechanically to maximize recoverable "profits" and may result in liability even though the overall trading actually resulted in a loss. Purchases of stock under the Plan will be exempt from the reporting and liability provisions, while sales of stock purchased under the Plan will generally not be exempt.

         To avoid short-swing profits liabilities, a participant in the Plan who is subject to Section 16(a) and Section 16(b) of the Exchange Act should keep in mind the following: (a) sales of stock purchased under the Plan should be reported on Form 4 within ten (10) days after the end of the month in which the stock is sold; and (b) stock purchased under the Plan generally should not be sold within six (6) months before or after any non-exempt purchase of the Company's equity or derivative securities.

         The "inside information" provisions of the federal securities laws impose further restrictions on resales by any individual, whether or not the individual is an affiliate or an officer or a director of the Company or any of its subsidiaries.

         A discussion of the tax consequences involved in the sale of stock acquired under the Plan is contained below in the "Federal Income Tax Consequences of the Plan" section.

TAX WITHHOLDING

         Employee participants in the Plan are subject to any required tax withholding on compensation earned under the Plan. The Company will have the right to deduct any such taxes, in its sole discretion, from any amount payable to the employee participants or from any payment of any kind otherwise due to such participants. Employee participants who wish to avoid the withholding of shares otherwise issuable to them under the Plan should arrange with the Company to pay the amount of taxes required to be withheld.


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PLAN AMENDMENT AND TERMINATION

         This Plan and/or a Purchase Period may be terminated at any time by the Company's Board of Directors. Upon termination of this Plan all amounts in the accounts of participants shall be promptly refunded.

         The Board of Directors may at any time, and from time to time, amend this Plan in any respect.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following is a brief discussion of certain federal tax consequences of participation in the Plan. Under the current provisions of the Code, the purchase of shares of Common Stock under the Plan will generally result in the following federal income tax consequences:

         (a) The Plan is not an "employee stock purchase plan" within the meaning of Section 423(b) of the Code. Therefore, an eligible employee or director participating in the Plan will have taxable compensation income equal to the difference between the fair market value of the shares of Common Stock purchased by the eligible employee or director on the applicable purchase date and the Purchase Price for such shares.

         (b) A participant's tax basis in the shares of Common Stock acquired under the Plan will be equal to the fair market value of the shares on the applicable purchase date. The participant's holding period for shares of Common Stock acquired on any purchase date will start on such date.

         (c) The Company generally will be entitled to a tax deduction equal to the amount includable in the income of the participant.

         (d) A participant will not realize any taxable income upon the receipt of a certificate for full shares. A participant will recognize gain or loss when a fractional share is liquidated or when the participant sells or exchanges shares received under the Plan. Such gain or loss will equal the difference between the amount which the participant receives for such fractional share or such shares and the tax basis therefor.

         The above is intended only as a general discussion of the federal income tax consequences of participation in the Plan. Participants should consult their own tax advisors regarding these and other federal tax consequences (including the effects of any change in law) of their individual participation in the Plan. In addition, state, local and foreign tax consequences vary from jurisdiction to jurisdiction, and each participant should consult his own tax adviser as to the effect of these taxes in his or her own particular case.


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                     APPENDIX TO PLAN INFORMATION STATEMENT

                         BAY APARTMENT COMMUNITIES, INC.
                 1996 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN




Plan Administrators

         The Plan is currently being administered by the Compensation Committee of the Board of Directors. The Compensation Committee, comprised of four non-employee directors of the Company, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The members of the Compensation Committee, as well as all members of the Board of Directors, are elected at each annual meeting of the stockholders (the "Annual Meeting") to serve until the next Annual Meeting, at which time they may or may not be reelected. The names and addresses of the current members of the Compensation Committee are as follows:


                                Bruce A. Choate
                               John J. Healy, Jr.
                                Brenda J. Mixson
                               Thomas H. Nielsen
                        Bay Apartment Communities, Inc.
                          4340 Stevens Creek Boulevard
                                   Suite 275
                           San Jose, California 95129
                                 (408) 983-1500

Participating Employers

         Employees of the Company and any organization owned in whole or in part, directly or indirectly, by the Company, which is designated as such by the Compensation Committee, are eligible to participate in the Plan if they meet the eligibility requirements under the Plan.



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